UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

Five Oaks Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35845	45-4966519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

540 Madison Av., 19th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 257-5073
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On July 21, 2016, Five Oaks Acquisition Corp. (“FOAC”), a wholly owned subsidiary of Five Oaks Investment Corp. (the “Company”), elected to extend by mutual agreement to October 1, 2016 its Master Repurchase Agreement (the “Repurchase Agreement”), dated as of July 29, 2014 (as renewed on July 22, 2015), by and between Barclays Bank PLC (“Barclays”) as buyer, and FOAC as seller, for the financing of certain eligible residential mortgage loans. The Repurchase Agreement previously provided for an aggregate maximum capacity of $150 million but as extended will have an aggregate maximum capacity of $25 million.

Given the continued unfavorable market conditions for the aggregation and securitization of mortgage loans and the continued implementation of its previously announced defensive strategy, the Company has determined to revise significantly its prime jumbo business effective August 1st. The Company will for the foreseeable future no longer aggregate prime jumbo mortgage loans, nor maintain financing capacity to do so, and will effect securitizations off of its proprietary platform only on an opportunistic basis via transactions where FOAC can concurrently buy and sell loans. Accordingly, the Company elected not to renew the Repurchase Agreement, its last remaining warehouse facility, but determined that an extension of the facility until October 1, 2016 in the amount of $25 million will be ample for its currently expected loan financing needs.

The information disclosed under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Oaks Investment Corp.

July 21, 2016	By:	/s/ David Oston
David Oston
Chief Financial Officer, Secretary and Treasurer